PRESS RELEASE
May 21, 2010

Century Casinos Announces New Corporate Appointments

Colorado Springs, Colorado, May 21, 2010 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced several new appointments in its corporate finance and accounting departments today.

Margaret Stapleton has been appointed Executive Vice President of Finance, effective May 17, 2010. Mrs. Stapleton has been with the Company since 2005 and has over 29 years of experience in corporate accounting and internal audit. She holds a Bachelor of Science degree in Accounting from Regis University, Denver, Colorado. Michael Snider has been appointed Vice President Reporting and Timothy Wright has been appointed Vice President Accounting & Corporate Controller. Larry Hannappel has left the Company, effective May 17, 2010.

"Margaret, Michael and Tim have been great additions to our management team," said Erwin Haitzmann and Peter Hoetzinger, Co CEOs of Century Casinos. "We look forward to their continuing contributions to enhance our financial performance and increase our efficiency."

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino & Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, the Century Casino & Hotel in Edmonton, Canada and the Silver Dollar Casino in Calgary, Canada. The Company also operates casinos aboard eight luxury cruise vessels (Silver Cloud, Regatta, Insignia, Nautica, Mein Schiff, Wind Surf, Wind Star, Wind Spirit). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos and one slot casino in Poland. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, expected competition, the impact of new gaming laws, plans for our casinos and the impact of the economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 15, 2010. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.